EXHIBIT 99.1

NEWS RELEASE

Halcón Resources and GeoResources Announce Results from

Special Meetings of Stockholders

HOUSTON, TEXAS – July 31, 2012 – Halcón Resources Corporation (NYSE: HK) (“Halcón”) and GeoResources, Inc. (NASDAQ:GEOI) (“GeoResources”) today announced that each company has received the necessary approvals from their respective stockholders to authorize GeoResources’ merger with a wholly owned subsidiary of Halcón pursuant to the previously announced Agreement and Plan of Merger, dated as of April 24, 2012, by and among Halcón, Leopard Sub 1, Inc., Leopard Sub II, LLC and GeoResources. Halcón and GeoResources expect to close the merger effective August 1, 2012.

The approval of the stockholders of Halcón and GeoResources was one of the final conditions to the closing of the merger. Pursuant to the merger agreement, GeoResources stockholders will receive $20.00 in cash and 1.932 shares of Halcón common stock for each share of GeoResources common stock they hold. As a result of the transaction, GeoResources’ common stock will cease to be listed on the NASDAQ Global Select Market.

Halcón stockholders approved the issuance of shares of Halcón common stock in the merger and also approved the election of Michael A. Vlasic, Chief Executive Manager of Vlasic Investments L.L.C. and board member of GeoResources, to Halcón’s board of directors contingent upon consummation of the merger.

GeoResources stockholders approved the adoption of the merger agreement and also approved, on an advisory basis, the compensation paid or payable to GeoResources’ named executive officers relating to the merger.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

About GeoResources, Inc.

GeoResources, Inc. is an independent oil and gas company engaged in the acquisition, drilling and development of undeveloped leases, purchases of reserves and exploration activities, currently focused in the Southwest, Gulf Coast and Williston Basin.

Cautionary Statement for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. The forward-looking statements include the anticipated closing date of the proposed merger. Forward-looking statements are based on current expectations and assumptions we believe are appropriate under the circumstances. However, actual results and developments are subject to a number of risks and uncertainties, including, but not limited to, the ability of the parties to consummate the proposed merger. Halcón and GeoResources undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Halcón Resources Corporation

Scott M. Zuehlke

VP, Investor Relations

(832) 538-0314

GeoResources, Inc.

Quentin Hicks

Director of Acquisitions and Financial Planning

(281) 377-9716